Exhibit 99.4
PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	October 31, 2020	October 31, 2019

Cash flows from operating activities:
Net income	$40,343	$40,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,814	83,879
Share-based compensation	4,927	3,680
Changes in operating assets, liabilities and other	3,962	(59,664)

Net cash provided by operating activities	143,046	68,386

Cash flows from investing activities:
Purchases of property, plant and equipment	(70,815)	(178,375)
Government incentive	5,263	27,003
Other	(159)	(34)

Net cash used in investing activities	(65,711)	(151,406)

Cash flows from financing activities:
Proceeds from debt	20,340	54,633
Contributions from noncontrolling interest	17,596	29,394
Purchases of treasury stock	(34,394)	(21,696)
Dividends paid to noncontrolling interests	(16,151)	(45,050)
Repayments of debt	(7,392)	(61,319)
Proceeds from share-based arrangements	4,239	2,071
Other	(248)	(92)

Net cash used in financing activities	(16,010)	(42,059)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	10,986	2,381

Net increase (decrease) in cash, cash equivalents, and restricted cash	72,311	(122,698)
Cash, cash equivalents, and restricted cash, beginning of period	209,291	331,989

Cash, cash equivalents, and restricted cash, end of period	$281,602	$209,291